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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Long-Term Incentive Plan and the Employee Stock Purchase Plan of Quantum Corporation of our reports dated April 24,
2000, with respect to the consolidated financial statements and schedule of Quantum Corporation, the combined financial statements and schedule of the DLT & Storage Systems group of Quantum Corporation and the combined financial statements and schedule of the Hard Disk Drive group of Quantum Corporation, included in Quantum Corporation's Annual Report (Form 10- K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


San Jose, California
July 21, 2000